Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Sculptor Capital Management, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.01 par value	Other - 457(c) and 457(h)	5,500,000 shares (2)	$9.54 (3)	$52,470,000.00	$92.70	$4,863.97

Equity	Class A Common Stock, $0.01 par value	Other - 457(c) and 457(h)	16,822,346 shares (4)	$9.54 (3)	$160,485,180.84	$92.70	$14,876.98

Other	LTIP Units (5)	Other - 457(h)	(6)	(6)	(6)	$92.70	(6)

Total Offering Amounts					$212,955,180.84		$19,740.95

Total Fee Offsets							N/A

Net Fee Due							$19,740.95

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminable number of additional shares of the Registrant’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), that may become issuable under the Sculptor Capital Management, Inc. 2022 Incentive Plan (the “2022 Plan”) to prevent dilution resulting from any stock splits, share dividends or other similar transactions.

(2)	Represents 5,500,000 shares of Class A Common Stock issuable under the 2022 Plan.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on July 27, 2022 to be $9.73 and $9.34, respectively.

(4)

Represents 16,822,346 shares of Class A Common Stock subject to awards outstanding under the Company’s 2013 Incentive Plan that may become issuable pursuant to the 2022 Plan to the extent such awards are forfeited, terminate, expire or lapse without being exercised (to the extent applicable), or are settled for cash, or because such shares of Class A Common Stock are tendered or withheld in payment of the exercise price of the award or the taxes payable with respect to the exercise or vesting of the award.

(5)

Includes rights to acquire Class A Common Stock in exchange for interests in certain of the Registrant’s subsidiaries (the “LTIP Units”), and may include a number of shares of Class B Common Stock of the Registrant not to exceed the number of shares of Class A Common Stock acquirable upon the exchange of the LTIP Units, which shares of Class B Common Stock (if any) consist solely of voting rights and will be canceled upon the exchange of the LTIP Units for Class A Common Stock. Pursuant to Rule 416(a), this registration statement also covers an indeterminate number of additional LTIP Unit Awards, including rights to acquire Class A Common Stock and any related Class B Common Stock, that may become issuable under the Plan as a result of stock distributions, stock splits or similar transactions involving Class A Common Stock in accordance with the antidilution provisions of the Plan.

(6)

Included in the amount to be registered and the offering price of the Class A Common Stock registered herein. Any value attributable to the LTIP Unit Awards, representing rights to acquire Class A Common Stock and any related Class B Common Stock, is reflected in the market price of the Class A Common Stock, and such LTIP Unit Awards will be sold for consideration not to exceed the value of the underlying Class A Common Stock. Accordingly, there is no amount to be registered or offering price for the LTIP Unit Awards beyond those for the Class A Common Stock, and no registration fee is required with respect thereto.